Philip Davis
60007769
Global Sales

PRIVATE & CONFIDENTIAL

TO:	Philip Davis
DATE:	October 9th 2017
SUBJECT:	Retention Incentive Agreement ("Agreement")

Dear Phil,

Hewlett Packard Enterprise and/or its successors or assigns ("HPE" or "Company") is pleased to offer you a Retention Incentive in the amount of $2,000,000 USD based on your anticipated contributions to HPE through November 1st 2019 ("Retention Period") and will be paid on the conditions set forth below.

Subject to the terms of this Agreement, you are eligible to receive the Retention Incentive as follows:

Instalment	Instalment Date	Retention Incentive payment
#1	Nov 1st 2018	$1,000,000
#2	Nov 1st 2019	$1,000,000
Each Incentive payment will be made within 60 days of the corresponding Instalment Date.

HPE will deduct from the Retention Incentive all required and applicable withholding taxes or other deductions; please understand that you will be liable for any tax obligations or consequences that may arise from this Retention Incentive. The Retention Incentive payment(s) will not be considered compensation for purposes of any HPE compensation or benefits program.

Payment Conditions. To be eligible for the Retention Incentive payment(s), throughout the Retention Period you must: (1) remain an active, full-time employee of HPE supporting the Global Sales organization in your current position, or another qualifying position as confirmed in writing by HPE in its sole discretion; (2) maintain a satisfactory level of performance, as determined solely by HPE; and (3) not have engaged in misconduct, as determined solely by HPE.

If you are placed on workforce reduction ("WFR"), or if you commence a leave of absence of a type for which the Retention Incentive must as a matter of law be prorated, HPE will calculate and pay a pro-rata portion of the Retention Incentive, based on the proportion of the time you work in the qualifying position relative to the Retention Period. For example, if you work in the qualifying position for three quarters of the Retention Period, and the potential Retention Incentive is $4,000, in these circumstances, you will remain eligible to receive a payment of $3,000. HPE will not pay a pro-rata portion of the Retention Incentive under any other circumstances.

Repayment. In addition, in the event you receive any portion of the Retention Incentive prior to the end of the Retention Period and then resign your employment with the Company or are involuntarily terminated for misconduct or performance (as determined by HPE) prior to the end of the Retention Period, you will be ineligible for any additional Retention Incentive payments and will also be responsible for immediate repayment of a prorated amount of the total Retention Incentive previously paid to you. The amount of the repayment due to the Company will decrease proportionately for each full month of the Retention Period you were employed such that the amount of the Retention Incentive payment you retain is a pro-rata portion based on the full months of the Retention Period completed. For example, if the Retention Period is 01/01/2016 through 12/31/2017, but an installment consisting of 50% of the Retention Incentive is paid on 06/30/2016 (prior to the end of the Retention Period) and you subsequently resign or are terminated for misconduct or performance (as determined by HPE) before reaching your seventh month of employment, you will be responsible for a prorated repayment equivalent to one half of the installment).

At-Will Employment Status. Notwithstanding the foregoing, unless contrary to local law or the terms of a written agreement signed by an authorized officer of HPE, you understand and agree your employment with HPE is for an indefinite term and is terminable, with or without cause, at any time by either you or HPE. Nothing in this Agreement will be construed to oblige HPE to continue your employment for any particular time or under any particular terms or conditions of employment.

No Duplication of Benefits. There shall be no duplication between any payment provided for by this Agreement and any other retention incentive program that provides for payment of a retention bonus for continued employment during any part of the same time period covered by this Agreement. Any payment otherwise due under this Agreement shall be reduced by any amounts due under any other retention incentive program covering the same or overlapping period.

Assignment. This Agreement shall inure to the benefit of HPE's assignees and successors.

To be eligible for the Retention Incentive, please sign in the space below and return the unaltered original no later than 10 days from the date of this letter to your HR Business Partner who will then submit to the "Enterprise Group Retention Bonus" at (egretention@hpe.com) for processing. Please be sensitive that others (including those on your team) may not be receiving a similar offer. Please let me know if I can answer any questions for you about this or any other matter.

I sincerely appreciate your contributions to this team and to HPE.

Regards,

Antonio Neri
President
Hewlett Packard Enterprise

BY MY SIGNATURE BELOW, I ACCEPT THE TERMS AND CONDITIONS SET FORTH ABOVE.

/s/ Philip Davis ____________________                10/13/2017_________
Philip Davis                            Date